Exhibit 3.51
CERTIFICATE OF FORMATION
OF
CAMAS ASSOCIATES, L.L.C.
1.	The name of the limited liability company is Camas Associates, L.L.C.

2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Camas Associates, L.L.C. this 14th day of December, 1999.

/s/ Margaret C. Schick
Margaret C. Schick, Authorized Person